Exhibit 99.1

News Release

Weatherford Reports Fourth Quarter and 2014 Annual Results
Fourth Quarter EPS of $0.32 per share (non-GAAP)
Reduces Net Debt by $1.1 billion and generates free cash flow of $180 million

BAAR, SWITZERLAND, February 4, 2015 - Weatherford International plc (NYSE: WFT) reported net income before charges of $252 million ($0.32 diluted earnings per share non-GAAP) on revenues of $3.73 billion for the fourth quarter of 2014.

Full Year 2014 Highlights

•	Margin improvement of 24% and non-GAAP earnings per share improvement of 67% from 2013;

•	Non-core divestiture proceeds over $1.7 billion;

•	Net Debt reduction over $1.2 billion;

•	Annualized pre-tax cost reduction of $500 million; and

•	Multiple U.S. government agency investigations settled.

Fourth Quarter 2014 Highlights

•	Completed the sale of our Engineered Chemistry and Integrity Drilling Fluids businesses;

•	Completed the sale of our investment in Proserv Group Inc.;

•	Generated free cash flow from operations of $180 million; and

•	Reduced net debt by $1.1 billion using proceeds from the divestitures and positive free cash flow from operations.

Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer, stated, “We complete 2014 having successfully achieved many of the objectives we set for ourselves a year ago. With a clear and disciplined strategy along with a highly committed management team and group of employees, we generated non-core divestiture proceeds of over $1.7 billion, significantly exceeding our target of $1.0 billion, thereby de-risking the Company substantially, ahead of a cyclically challenged year. We also significantly lowered our cost structure, achieving our goal of $500 million in annualized pre-tax savings. We showed progression on key operating and financial metrics, and we emerge a stronger and leaner company.

With a capable and focused team, we are ready to react swiftly to a dramatically changing landscape. We will adjust to a new reality by focusing on cash and cost, and re-direct the Company’s focus externally. We have a clear view of the additional measures needed to guide our Company as well as the intensity, focus and experience to navigate through the present environment.”

Fourth Quarter 2014 Results

Revenue for the fourth quarter of $3.73 billion compared with $3.88 billion in the third quarter of 2014 and $3.74 billion in the fourth quarter of 2013. Excluding the impact of our divested businesses, fourth quarter revenues declined 1% sequentially. GAAP Net Loss for the fourth quarter of 2014 was $475 million, or $0.61 per diluted share.

After-tax charges of $727 million for the fourth quarter include:

•	$592 million (pre-tax $618 million), primarily for rig related asset impairment and other related charges;

•	$252 million (pre-tax $245 million), due to the devaluation of the Venezuelan Bolivar;

•	$41 million (pre-tax $58 million), of severance costs related to our 2015 workforce reduction plan;

•	$41 million (pre-tax $40 million), associated with the legacy work in Iraq; and

•	a $199 million gain (pre-tax $311 million), associated with our divestitures, which partially off-set the charges above.

Net income on a non-GAAP basis for the fourth quarter of 2014 was $252 million compared to $248 million in the third quarter of 2014 and $53 million in the fourth quarter of 2013.

Operating income margin improved 475 basis points compared to the fourth quarter of 2013. Sequential operating income declined 8% during the fourth quarter with operating income margins declining 63 basis points in the fourth quarter to 14.8%.

Regional Highlights

•	North America

Fourth quarter revenues of $1.77 billion were down $45 million, or 2% sequentially, and up $197 million, or 13%, over the same quarter in the prior year. Fourth quarter operating income of $283 million (16.0% margin) down 3% sequentially and up 31% from the same quarter in the prior year. The sequential decrease was due to a reduction in activity levels by customers as operators began cutting back on uneconomic activity in December.

•	Latin America

Fourth quarter revenues of $680 million were up $69 million, or 11% sequentially, and up $23 million, or 4%, compared to the same quarter in the prior year. Fourth quarter operating income of $109 million (16.0% margin) was up $19 million, or 21% sequentially, and up $47 million, or 76%, compared to the same quarter in the prior year. The sequential improvements in revenue and operating income were driven by additional well construction activity in Brazil and across all product lines in Colombia.

•	Europe/Sub-Sahara Africa/Russia

Fourth quarter revenues of $526 million were down $118 million, or 18% sequentially, and down $162 million, or 24%, over the same quarter in the prior year. Fourth quarter operating income of $102 million (19.4% margin) was down $38 million, or 27%, sequentially and was up 117% when compared to the same quarter in the prior year. The sequential decline in revenues and operating income is primarily due to our sale of the pipeline and land drilling and workover rig operations in Russia in the early part of the third quarter. Sequential revenues were down seasonally in Russia and the North Sea and due to the impact of a markedly weaker Russian ruble.

•	Middle East/North Africa/Asia Pacific

Fourth quarter revenues of $752 million were down $56 million, or 7% sequentially, and down $69 million, or 8%, over the same quarter in the prior year. Fourth quarter operating income of $58 million (7.7% margin) was down 24% sequentially and increased 16% from the same quarter in the prior year. The decline in revenues and operating income is attributable to lower land rigs revenue partially offset by the contribution from our core product lines, primarily Artificial Lift.

Net Debt

Net debt decreased by $1.1 billion sequentially, primarily due to the cash proceeds related to the divestiture of non-core businesses and positive free cash flow from operations. Capital expenditures of $380 million (net of lost-in-hole) in the fourth quarter were up sequentially by 9% and were up 12% versus the prior year quarter.

Outlook

Due to the quickly changing market conditions, we are aligning and reducing our cost as well as organizational structures to match the new environment. As a result, we will have a leaner structure and a tighter organization. We have commenced a reduction-in-force exercise targeting 5,000 positions, of which more than 85% are located in the Western Hemisphere. The headcount reduction is expected to be complete by the end of the first quarter of 2015, resulting in expected annualized savings of over $350 million. Weatherford is also offering a Voluntary Separation Opportunity Program to eligible employees as part of the recognized need to reduce our employee workforce. The focus is on both operating and support positions. In addition, we launched a procurement savings initiative in the last quarter of 2014 designed to achieve $300 million of annualized savings over the next two years. Over the next few quarters, we will review and adjust our direct and structural cost base further.

During the upcoming year, our focus will be to generate positive free cash flow from operations, despite challenging industry conditions. We expect our cost actions, a reduction in capital expenditures by $550 million to $900 million in 2015 and a positive contribution from working capital balances to more than offset any reduction in earnings.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “We will focus the entire organization on ensuring we are cash flow positive in 2015. This means that for every dollar of revenue we lose due to reduced activity and pricing, we will make up for it in cost, capital expenditure and working capital reductions. Our team will be focused on swift market responsiveness. The joint effect of driving our technologies and optimizing our cost structure will support our customers’ priorities. We enter 2015 with strong core businesses, a de-risked financial position and an organization focused on working closely with our customers. We expect to emerge from this down cycle much leaner and stronger than we were going into it.”

Non-GAAP Financial Measures

Unless explicitly stated to the contrary, all financial measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company’s product and service portfolio spans the lifecycle of the well, and includes Well Construction, Formation Evaluation, Completion and Artificial Lift. Weatherford is Irish-based, operates in over 100 countries, and currently employs approximately 56,000 people worldwide. For more information, visit www.weatherford.com.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on February 5, 2015, at 8:30 a.m. eastern daylight time (EDT), 7:30 a.m. central daylight time (CDT). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations and Corporate Communications

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the Company’s ability to implement the planned workforce reductions; possible changes in the size and components of the expected costs and charges associated with the workforce reduction; and risks associated with the Company’s ability to achieve the benefits of the planned workforce reduction. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Year Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Net Revenues:
North America	$1,769	$1,572	$6,852	$6,390
Middle East/North Africa/Asia	752	821	3,095	3,344
Europe/SSA/Russia	526	688	2,584	2,693
Latin America	680	657	2,380	2,836
Total Net Revenues	3,727	3,738	14,911	15,263

Operating Income (Expense):
North America	283	216	1,028	822
Middle East/North Africa/Asia	58	50	261	230
Europe/SSA/Russia	102	47	422	298
Latin America	109	62	360	365
Research and Development	(74)	(62)	(290)	(265)
Corporate Expenses	(41)	(59)	(178)	(201)
Gain on Sale of Businesses and Investments, Net	311	16	349	24
Impairments & Other Charges	(716)	(320)	(1,447)	(597)
U.S. Government Investigation Loss	—	—	—	(153)
Total Operating Income (Loss)	32	(50)	505	523

Other (Expense):
Interest and Other, Net	(102)	(144)	(515)	(593)
Devaluation of Venezuelan Bolivar	(245)	—	(245)	(100)
Net Loss Before Income Taxes	(315)	(194)	(255)	(170)

Provision for Income Taxes	(148)	(70)	(284)	(144)

Net Loss	(463)	(264)	(539)	(314)
Net Income Attributable to Noncontrolling Interests	(12)	(7)	(45)	(31)
Net Loss Attributable to Weatherford	$(475)	$(271)	$(584)	$(345)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.61)	$(0.35)	$(0.75)	$(0.45)

Weighted Average Shares Outstanding:
Basic & Diluted	777	774	777	772

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)

	Three Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Net Revenues:
North America	$1,769	$1,814	$1,659	$1,610	$1,572
Middle East/North Africa/Asia	752	808	754	781	821
Europe/SSA/Russia	526	644	750	664	688
Latin America	680	611	548	541	657
Total Net Revenues	$3,727	$3,877	$3,711	$3,596	$3,738

	Three Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Operating Income (Expense):
North America	$283	$292	$252	$201	$216
Middle East/North Africa/Asia	58	76	73	54	50
Europe/SSA/Russia	102	140	126	54	47
Latin America	109	90	68	93	62
Research and Development	(74)	(72)	(75)	(69)	(62)
Corporate Expenses	(41)	(45)	(45)	(47)	(59)
Gain on Sale of Businesses and Investments, Net	311	38	—	—	16
Impairments & Other Charges	(716)	(201)	(374)	(156)	(320)
Total Operating Income (Loss)	$32	$318	$25	$130	$(50)

	Three Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$2,110	$2,238	$2,202	$2,164	$2,307
Completion and Production (b)	1,617	1,639	1,509	1,432	1,431
Total Product Service Line Revenues	$3,727	$3,877	$3,711	$3,596	$3,738

	Three Months Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Depreciation and Amortization:
North America	$109	$108	$107	$107	$106
Middle East/North Africa/Asia	98	98	103	102	104
Europe/SSA/Russia	57	54	76	72	78
Latin America	68	61	64	64	69
Research and Development and Corporate	6	6	5	6	6
Total Depreciation and Amortization	$338	$327	$355	$351	$363

(a)
Formation Evaluation and Well Construction includes Controlled Pressure Drilling and Testing, Drilling Services, Tubular Running Services, Drilling Tools, Integrated Drilling, Wireline Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)
Completion and Production includes Artificial Lift Systems, Stimulation, Completion Systems and Pipeline and Specialty Services. In September 2014, we completed the sale of our pipeline and specialty services business.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Year Ended
	12/31/2014	9/30/2014	12/31/2013	12/31/2014	12/31/2013
Operating Income:
GAAP Operating Income (Loss)	$32	$318	$(50)	$505	$523
Gain on Sale of Businesses and Investments, Net	(311)	(38)	(16)	(349)	(24)
Impairments, Divestiture Related and Other Charges (a)	618	24	22	949	69
Restructuring, Exited Business and Severance (b)	58	175	30	403	94
Legacy Contracts (c)	40	2	168	90	299
Tax Remediation and Restatement Expenses	—	—	2	5	37
U.S. Government Investigation Loss	—	—	—	—	153
Accounts Receivable Reserves and Write-offs	—	—	98	—	98
Total Non-GAAP Adjustments	405	163	304	1,098	726
Non-GAAP Operating Income	$437	$481	$254	$1,603	$1,249

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(315)	$187	$(194)	$(255)	$(170)
Operating Income Adjustments	405	163	304	1,098	726
Devaluation of Venezuelan Bolivar	245	—	—	245	100
Non-GAAP Income Before Income Taxes	$335	$350	$110	$1,088	$656

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(148)	$(98)	$(70)	$(284)	$(144)
Tax Effect on Non-GAAP Adjustments	77	8	20	26	(18)
Non-GAAP Provision for Income Taxes	$(71)	$(90)	$(50)	$(258)	$(162)

Net Income Attributable to Weatherford:
GAAP Net Income (Loss)	$(475)	$77	$(271)	$(584)	$(345)
Total Charges, net of tax	727	171	324	1,369	808
Non-GAAP Net Income	$252	$248	$53	$785	$463

Diluted Earnings Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$(0.61)	$0.10	$(0.35)	$(0.75)	$(0.45)
Total Charges, net of tax	0.93	0.22	0.42	1.75	1.05
Non-GAAP Diluted Earnings per Share	$0.32	$0.32	$0.07	$1.00	$0.60

GAAP Effective Tax Rate (d)	(47)%	52%	(36)%	(111)%	(85)%
Non-GAAP Effective Tax Rate (e)	21%	26%	45%	24%	25%

(a)
Impairments, Divestiture Related Charges and Other of $618 million in the fourth quarter and $949 million for the year ended December 31, 2014 include goodwill impairments, long-lived asset impairments and other charges largely related to our rigs business and a charge related to a long-term contract in Asia. In addition, this includes the cost of our divestiture program and other professional fees and costs including restatement related litigation costs and other charges.

(b)
Restructuring, Exited Business and Severance Cost in the three months ended December 31, 2014 include severance costs of $58 million associated with our 2015 workforce and cost reduction initiative. During 2014, we also recognized $345 million associated with the 2014 workforce and cost reduction initiative including the operating losses of the businesses exited. These results include $81 million characterized as our North Africa Restructuring in the third quarter of 2014. These amounts are presented in comparison to the severance amounts recognized in 2013.

(c)
The revenues associated with the legacy lump sum contracts in Iraq were $35 million, $76 million and $52 million for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013, and $249 million and $512 million for the year ended December 31, 2014 and 2013, respectively.

(d)	GAAP Effective Tax Rate is GAAP provision for income taxes divided by GAAP income before income taxes.

(e)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Assets:
Cash and Cash Equivalents	$474	$582	$571	$367	$435
Accounts Receivable, Net	3,015	3,259	3,291	3,480	3,351
Inventories, Net	3,087	3,229	3,281	3,238	3,200
Property, Plant and Equipment, Net	7,123	7,555	7,677	7,581	7,689
Goodwill and Intangibles, Net	3,451	3,663	3,799	3,767	3,856
Equity Investments	106	266	262	297	296
Current Assets Held for Sale	—	538	1,326	1,551	1,604

Liabilities:
Accounts Payable	1,736	1,749	1,783	1,848	1,918
Short-term Borrowings and Current Portion of Long-term Debt	727	1,715	2,404	2,283	1,653
Long-term Debt	6,798	7,004	7,021	7,039	7,061
Current Liabilities Held for Sale	—	77	268	308	318

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 12/31/2014:
Net Debt at 9/30/2014			$(8,137)
Operating Income			32
Depreciation and Amortization			338
Capital Expenditures			(405)
Goodwill & Long-Lived Asset Impairment and Other			440
Restructuring Charges Related to Asset Impairments			(3)
Gain on Sale of Businesses and Investments, Net			(311)
Decrease in Working Capital			82
Income Taxes Paid			(95)
Interest Paid			(75)
Acquisitions and Divestitures of Assets and Businesses, Net			984
Net Change in Billing in Excess/Costs in Excess			12
Other			87
Net Debt at 12/31/2014			$(7,051)

Change in Net Debt for the year Ended 12/31/2014:
Net Debt at 12/31/2013			$(8,279)
Operating Income			505
Depreciation and Amortization			1,371
Capital Expenditures			(1,450)
Goodwill & Long-Lived Asset Impairment and Other			704
Restructuring Charges Related to Asset Impairments			135
Gain on Sale of Businesses and Investments, Net			(349)
Increase in Working Capital			(232)
Income Taxes Paid			(386)
Interest Paid			(511)
FCPA / Sanctioned Country Matters Payment			(253)
Acquisitions and Divestitures of Assets and Businesses, Net			1,779
Proceeds from Sale of Executive Deferred Compensation Plan Treasury Shares			22
Net Change in Billing in Excess/Costs in Excess			(167)
Other			60
Net Debt at 12/31/2014			$(7,051)

Components of Net Debt	12/31/2014	9/30/2014	12/31/2013
Cash	$474	$582	$435
Short-term Borrowings and Current Portion of Long-term Debt	(727)	(1,715)	(1,653)
Long-term Debt	(6,798)	(7,004)	(7,061)
Net Debt	$(7,051)	$(8,137)	$(8,279)

“Net Debt” is defined as debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Year Ended
	12/31/2014	9/30/2014	12/31/2013	12/31/2014	12/31/2013
Net Cash Provided by Operating Activities	$585	$350	$662	$964	$1,229

Less: Capital Expenditures for Property, Plant and Equipment	(405)	(383)	(364)	(1,450)	(1,575)

Free Cash Flow	$180	$(33)	$298	$(486)	$(346)

Free Cash Flow: Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.